EXHIBIT 99.1
Dr. Henry Samueli and Dr. Maria Klawe Join Broadcom Board of Directors
IRVINE Calif. — May 6, 2011 — Broadcom Corporation (Nasdaq: BRCM) today announced the election of Dr. Henry Samueli, Broadcom’s co-founder and Chief Technical Officer, and Dr. Maria Klawe, President of Harvey Mudd College, to its Board of Directors.
Dr. Samueli, who co-founded Broadcom in 1991, has more than 30 years of advanced engineering and leadership experience in the fields of communications systems and digital signal processing, including his role since 1985 as a professor in the Electrical Engineering Department at the University of California, Los Angeles. Dr. Samueli is a named inventor in 67 U.S. patents and is a Fellow of the Institute of Electrical and Electronics Engineers (IEEE), a Fellow of the American Academy of Arts and Sciences, and a Member of the National Academy of Engineering. He received his bachelor’s, master’s and Ph.D in electrical engineering from UCLA. Dr. Samueli previously served on Broadcom’s Board as Co-Chairman from April 1998 to May 2003 and as Chairman from May 2003 to May 2008.
Dr. Klawe has been president of Harvey Mudd College, a private liberal arts college in Claremont, Calif., whose focus is on engineering, science and mathematics, since 2006. Prior to joining Harvey Mudd, she served as Dean of Engineering and Professor of Computer Science at Princeton University from 2003 to 2006. From 1988 to 2002, she held several positions at the University of British Columbia including Dean of Science, Vice President of Student and Academic Services and head of the Department of Computer Science. She has also worked at IBM Research in California, the University of Toronto and Oakland University in Michigan. Dr. Klawe received her bachelor’s degree and doctorate in mathematics from the University of Alberta, Canada.
“The addition of these two eminent technologists, educators and innovators to our Board will serve Broadcom well for years to come,” said Scott McGregor, Broadcom’s president and chief executive officer. “Henry has been instrumental in developing and implementing Broadcom’s innovation and technology strategy which has catapulted the company to its leadership position in semiconductors for wired and wireless communications,” McGregor said. “Dr. Klawe is also an important addition to our Board given the critical importance to our business of scientific and engineering innovation. Dr. Klawe’s understanding of scientific research and the science, technology, engineering and math (STEM) talent pipeline, as well as her experience in the management and operations of large organizations will be invaluable to our Board.”
For additional information on Broadcom’s Board of Directors and Corporate Governance please go to http://investor.broadcom.com/governance.cfm
About Broadcom
Broadcom Corporation is a prominent technology innovator and global leader in semiconductors for wired and wireless communications. Broadcom® products enable the delivery of voice, video, data and multimedia to and throughout the home, the office and the mobile environment. We provide the industry’s broadest portfolio of state-of-the-art system-on-a-chip and embedded software solutions to manufacturers of computing and networking equipment, digital entertainment and broadband access products, and mobile devices. These solutions support our core mission: Connecting everything®.
Broadcom, one of the world’s largest fabless communications semiconductor companies, with 2010 revenue of $6.82 billion, holds more than 5,100 U.S. and 2,200 foreign patents, and has more than 7,700 additional pending patent applications, and one of the broadest intellectual property portfolios addressing both wired and wireless transmission of voice, video, data and multimedia.
Broadcom, a FORTUNE 500® company, was recognized in FORTUNE’s 2011 “World’s Most Admired Companies” survey as the innovation leader in the semiconductor category. Broadcom is headquartered in Irvine, Calif., and has offices and research facilities in North America, Asia and Europe. Broadcom may be contacted at +1.949.926.5000 or at www.broadcom.com.
Safe Harbor Statement of Broadcom Corporation under the Private Securities Litigation Act of 1995:
All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. Examples of such forward-looking statements include, but are not limited to, the expected contributions of Drs. Samueli and Klawe to the Board. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.
Our Annual Report on Form 10-K for the year ended December 31, 2010, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss certain factors that may cause such a difference for Broadcom as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement, to reflect future events or circumstances.
Broadcom®, the pulse logo, Connecting everything® and the Connecting everything logo are among the trademarks of Broadcom Corporation and/or its affiliates in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.

Broadcom Business Press Contact	Broadcom Financial Analyst Contact
Bill Blanning	Chris Zegarelli
Vice President, Global Media Relations	Director, Investor Relations
949-926-5555	949-926-5663
blanning@broadcom.com	czegarel @broadcom.com